EXHIBIT 4.1

AMENDMENT NO. 1
dated as of May 21, 2009
to
RIGHTS AGREEMENT
dated as of August 9, 2001
between
Fair Isaac Corporation (formerly Fair, Isaac and Company, Inc.)
and
Mellon Investor Services LLC

Amendment No. 1, dated as of May 21, 2009 (this “Amendment”), to the Rights Agreement, dated as of August 9, 2001 (the "Rights Agreement") between Fair Isaac Corporation (formerly Fair, Isaac and Company, Inc.), a Delaware corporation (the "Company"), and Mellon Investor Services LLC, a New Jersey limited liability company.

WHEREAS, the Distribution Date has not occurred;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may, prior to the Distribution Date, supplement or amend the Rights Agreement in any manner that the Company may deem necessary or desirable;

WHEREAS, Southeastern Asset Management, Inc. (“Southeastern”) has requested that the Company amend the Rights Agreement to permit Southeastern, together with its Affiliates and Associates, to Beneficially Own up to (but less than) 20% of the outstanding shares of the Common Stock of the Company;

WHEREAS, Southeastern is contemporaneously entering into a voting agreement with the Company with respect to the voting of shares Beneficially Owned by Southeastern, its Affiliates or Associates in excess of 15% of the outstanding shares of the Common Stock of the Company; and

WHEREAS, the Board of Directors of the Company has determined that these arrangements are in the best interests of the Company and its stockholders,

NOW, THEREFORE, the parties hereto mutually agree as follows:

1.           Capitalized terms used and not otherwise defined in this Amendment have the meanings assigned to them in the Rights Agreement.

2.           Amendments.

(a)           Section 1(a)(i) of the Rights Agreement is hereby amended to insert the words “(or twenty percent (20%) in the case of Southeastern (as defined below) so long as Southeastern complies with clause 1(a)(iv)(B) hereof)” after the words “less than fifteen percent (15%)” and before the words “of the outstanding shares of Common Stock”.

(b)           Section 1(a)(iii) of the Rights Agreement is hereby amended to replace the caption “(iii)” with the caption “(E)” and to delete the word “and” before clause (iii)(A).

(c)           Section 1(a)(iii)(A) of the Rights Agreement is hereby amended to replace the caption “(A)” with the caption  “(iii)” and to replace the period at the end thereof with the following: “; and”.

(d)           Section 1(a) of the Rights Agreement is hereby amended to add a new Section (iv) immediately after Section (iii) as follows:

(iv)  Southeastern Asset Management, Inc. (“Southeastern”) and its Affiliates and Associates shall not be deemed to be an Acquiring Person so long as either:  (A) Southeastern, together with all Affiliates and Associates of Southeastern, Beneficially Own less than 15% of the shares of Common Stock of the Company then outstanding; or (B)(x) Southeastern, together with all Affiliates and Associates of Southeastern, Beneficially Own less than 20% of the shares of Common Stock of the Company then outstanding and (y) the voting agreement entered into by and between the Company and Southeastern on or about May 21, 2009 (the “Voting Agreement”), with respect to the voting of shares Beneficially Owned by Southeastern, its Affiliates or Associates in excess of 15% of the outstanding shares of the Common Stock of the Company, is in full force and effect, and Southeastern has complied with all of its obligations thereunder.  The Company shall give the Rights Agent prompt written notice if at any time the Voting Agreement ceases to be in full force and effect.

3.           Except as expressly amended by this Amendment, all terms, conditions and other provisions contained in the Rights Agreement are hereby ratified and reaffirmed and shall remain in full force and effect.  Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any Person has complied with, the Voting Agreement, even though reference thereto may be made in this Amendment and the Rights Agreement.

4.           Upon execution hereof, each reference in the Rights Agreement to “this Agreement,” “hereby,” “hereunder,” “herein,” “hereof” or words of similar import referred to in the Rights Agreement shall mean and refer to the Rights Agreement, as amended by this Amendment.  In addition, any and all notices, requests, certificates and other instruments executed and delivered after the date hereof may refer to the Rights Agreement without making specific reference to this Amendment but nevertheless reference the Rights Agreement as hereby amended.

5.           This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and to be performed entirely within such state; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

6.           This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of May 21, 2009.

Fair Isaac Corporation

By:	/s/ Mark N. Greene
Name: Mark N. Greene
Title: Chief Executive Officer

Mellon Investor Services LLC, as Rights Agent

By:	/s/ Joshua P. McGinn
Name: Joshua P. McGinn
Title: Assistant Vice President